Exhibit 10.1.2

Information identified by "[***]" has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K because it is both not material would likely cause competitive harm to the registrant if publicly disclosed.

EQUITY INTEREST PURCHASE AGREEMENT
BY AND AMONG

BKD CCRC PROPCO HOLDCO MEMBER, LLC,
a Delaware limited liability company,
AND
BKD CCRC OPCO HOLDCO MEMBER, LLC,
a Delaware limited liability company,
AS SELLERS,
AND
HCP S-H 2014 MEMBER, LLC,
a Delaware limited liability company,

S-H 2014 OPCO TRS, INC.,
a Delaware corporation,
AS PURCHASERS,
BROOKDALE SENIOR LIVING INC.,
a Delaware corporation
SOLELY FOR THE PURPOSES OF SECTION 4.3,
AND
HCP, INC.,
a Maryland corporation,
SOLELY FOR THE PURPOSES OF SECTIONS 2.3 AND 4.6

Dated as of October 1, 2019

TABLE OF CONTENTS

ARTICLE I

PURCHASE AND SALE

1.1	Agreement of Purchase and Sale.................................................................2

1.2	Purchase Price..............................................................................................2

1.3	Members Consent........................................................................................3

1.4	Repayment of Certain Existing Financing...................................................3
ARTICLE II

COVENANTS AND CLOSING CONDITIONS

2.1	Interim Covenants........................................................................................3

2.2	MLR Demand Notes....................................................................................4

2.3	Release of Guarantees..................................................................................4

2.4	Termination of Management Agreements....................................................5

2.5	Tax Proceedings...........................................................................................5

2.6	Conditions Precedent...................................................................................5
ARTICLE III

CLOSING

3.1	Time and Place.............................................................................................8

3.2	Sellers’ Obligations at Closing.....................................................................8

3.3	Purchasers’ Obligations at Closing..............................................................8

3.4	Net Working Capital Adjustment to Purchase Price....................................9

3.5	Closing Costs; Costs of Tail Policies.........................................................13
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Sellers.................................................13

4.2	Sellers’ Knowledge Defined......................................................................15

4.3	Sellers’ Indemnification.............................................................................16

4.4	Representations and Warranties of Purchasers..........................................16

4.5	Purchasers’ Knowledge Defined................................................................18

4.6	Purchasers’ Indemnification.......................................................................18

ARTICLE V

TERMINATION; WAIVER

5.1	Termination................................................................................................19

5.2	Effect of Termination.................................................................................19
ARTICLE VI

DEFAULT

6.1	Sellers’ Default...........................................................................................20

6.2	Purchasers’ Default....................................................................................20
ARTICLE VII

COMMISSIONS
ARTICLE VIII

DISCLAIMERS AND WAIVERS

8.1	No Reliance on Documents.......................................................................20

8.2	Disclaimers................................................................................................21

8.3	Effect and Survival of Disclaimers............................................................22
ARTICLE IX

MISCELLANEOUS

9.1	Discharge of Obligations...........................................................................22

9.2	Assignment................................................................................................23

9.3	Notices.......................................................................................................23

9.4	Modifications.............................................................................................24

9.5	Calculation of Time Periods; Business Days.............................................24

9.6	Successors and Assigns..............................................................................24

9.7	Entire Agreement.......................................................................................24

9.8	Further Assurances.....................................................................................24

9.9	Counterparts; Electronic Transmission......................................................24

9.10	Severability................................................................................................24

9.11	Applicable Law..........................................................................................25

9.12	No Third-Party Beneficiary........................................................................25

9.13	Captions.....................................................................................................25

9.14	Construction...............................................................................................25

9.15	No Implied Waivers...................................................................................25

i

9.16	Public Announcements...............................................................................26

9.17	Joint and Several Liability of Sellers and Purchasers................................26

9.18	Hart-Scott-Rodino......................................................................................26

9.19	Effective Time............................................................................................26

9.20	1031 Exchange...........................................................................................26

9.21	Books and Records....................................................................................26

SCHEDULES AND EXHIBITS

Schedule A-1	List of PropCo Subs

Schedule A-2	List of OpCo Subs

Schedule B	List of Facilities and Corresponding PropCo Subs and OpCo Subs

Schedule 1.2	Purchase Price

Schedule 2.3	Identified Seller Guarantees to be Released

Schedule 2.5	Tax Proceedings

Schedule 4.1(c)	Consents; Notices; Governmental Approvals

Exhibit A	Accounting Guidelines

Exhibit B	Statement of Net Working Capital

Exhibit C	Statement of Average Daily NOI

Exhibit D	Form of Assignment and Assumption Agreement

Exhibit E	Form of Termination Agreement

INDEX OF DEFINED TERMS
Term    Section
Accounting Firm    3.4(a)

Accounting Guidelines	3.4(a)

Actual Average Daily NOI	3.4(b)(iv)

Actual Net Working Capital	3.4(b)(iv)

Agreement	Preamble

Average Daily NOI	3.4(a)

Balance Sheet Date	3.4(b)(i)

Brookdale	Preamble

business day	9.5

Closing	3.1

Closing Balance Sheet	3.4(b)(ii)

Closing Date	3.1

Closing Net Working Capital	3.4(b)(ii)

Closing Statement	3.2(b)

Code	3.2(c)

commercially reasonable efforts	2.1(a)

Company Material Adverse Effect	4.1(b)

Effective Date	Preamble

Embargoed Person	4.1(d)

Entrance Fee Guarantees	2.3

Entrance Fee Liabilities	2.3

Estimated Adjustment Amount	1.1(a)

Estimated Average Daily NOI	3.4(b)(i)

Estimated Balance Sheet	3.4(b)(i)

Estimated Net Working Capital	3.4(b)(i)

Exchange	27

Facility	Recitals

Final Closing Balance Sheet	3.4(b)(iv)

Final Three-Month Average Daily NOI	3.4(b)(iv)

Fundamental Purchasers Representations	4.4(e)

Fundamental Seller Representations	4.1(f)

Governmental Authorities	2.1(b)

HCP	Preamble

HSR Act	9.18

Internal Restructuring	Recitals

JV Entities	Recitals

JV Entity	Recitals

JV Interests	Recitals

JV Sub	Recitals

List	4.1(d)

Losses	4.3

Management Agreements	Recitals

Manager	Recitals

MDCA	Recitals

MTCA	Recitals

Net Working Capital	3.4(a)

New Manager	Recitals

Objection Notice	3.4(b)(iii)

Objection Period	3.4(b)(iii)

OFAC	4.1(d)

OpCo	Recitals

OpCo Assignment and Assumption Agreement	3.2(a)

OpCo Interests	Recitals

OpCo Purchaser	Preamble

OpCo Seller	Preamble

OpCo Sub	Recitals

OTA	Recitals

Permitted JV Interest Liens	4.1(f)

PropCo	Recitals

PropCo Assignment and Assumption Agreement	3.2(a)

PropCo Interests	Recitals

PropCo Purchaser	Preamble

PropCo Seller	Preamble

PropCo Sub	Recitals

Purchase Price	1.2(a)

Purchasers	Preamble

Purchasers’ Indemnified Parties	4.3

Purchasers’ Knowledge	4.5

Required Governmental Approvals	2.6(a)(iv)

Seller Guarantees	2.3

Seller Indemnified Parties	4.6

Sellers	Preamble

Sellers Basket	4.3

Sellers Cap	4.3

Sellers’ Knowledge	4.2

Termination Agreement	2.4

Termination Date	5.1(b)

Termination Event	5.2

Termination Fee	2.4

Three-Month Average Daily NOI	3.4(b)(ii)

v

EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of the 1st day of October, 2019 (the “Effective Date”), by and among (a) (i) BKD CCRC PropCo Holdco Member, LLC, a Delaware limited liability company (“PropCo Seller”), and (ii) BKD CCRC OpCo Holdco Member, LLC, a Delaware limited liability company (“OpCo Seller” and, together with PropCo Seller, “Sellers”), and (b) (i) HCP S-2014 Member LLC, a Delaware limited liability company (“PropCo Purchaser”), and (ii) S-H 2014 OpCo TRS, Inc., a Delaware corporation (“OpCo Purchaser” and, together with PropCo Purchaser, “Purchasers”), solely for the purposes of Section 4.3, Brookdale Senior Living Inc., a Delaware corporation (“Brookdale”), and, solely for purposes of Section 2.3 and Section 4.6, HCP, Inc., a Maryland corporation (“HCP ”).
RECITALS
A.    PropCo Seller owns fifty-one percent (51%) of the membership interests in CCRC PropCo Ventures, LLC, a Delaware limited liability company (the “PropCo,” and such portion of the limited liability company interests in the PropCo, the “PropCo Interests”). The PropCo owns, directly or indirectly, one hundred percent (100%) of the membership interests in each of the subsidiaries listed on Schedule A-1 attached hereto (each, a “PropCo Sub”). Each PropCo Sub specified on Schedule B attached hereto owns one or more of the independent living, assisted living, skilled nursing and/or memory care facilities listed on Schedule B in entrance fee continuing care retirement communities (each, a “Facility”) and leases such Facility or Facilities to the OpCo Sub or OpCo Subs (as defined herein) specified on Schedule B.
B.    OpCo Seller owns fifty-one percent (51%) of the membership interests in CCRC OpCo Ventures, LLC, a Delaware limited liability company (the “OpCo” and, together with PropCo, the “JV Entities” and each, a “JV Entity;” such portion of the limited liability company interests in the OpCo, the “OpCo Interests” and, together with the PropCo Interests, the “JV Interests”). The OpCo owns one hundred percent (100%) of the membership interests in each of the subsidiaries listed on Schedule A‑2 attached hereto (each, an “OpCo Sub;” the OpCo Subs and PropCo Subs, collectively, the “JV Subs” and each, a “JV Sub”). Each OpCo Sub either leases the Facility specified on Schedule B from the applicable PropCo Sub specified on Schedule B or owns such Facility as specified on Schedule B and, in any case, has engaged BKD Twenty-One Management Company, Inc. (“Manager”), a subsidiary of Brookdale and an affiliate of Sellers, to manage and operate such Facility pursuant to a management agreement and related master pooling agreement (such management agreements and master pooling agreement, as amended, collectively, the “Management Agreements”).
C.    PropCo Seller desires to sell to PropCo Purchaser all of the PropCo Interests, and PropCo Purchaser desires to purchase the PropCo Interests from PropCo Seller, on the terms and conditions hereinafter set forth.

D.    OpCo Seller desires to sell to OpCo Purchaser all of the OpCo Interests, and OpCo Purchaser desires to purchase the OpCo Interests from OpCo Seller, on the terms and conditions hereinafter set forth.
E.    Purchasers are each wholly-owned, direct or indirect, subsidiaries of HCP.
F.    In furtherance of, and in addition to, the transactions contemplated by this Agreement, concurrently herewith, (i) HCP and Brookdale are entering into that certain Master Transactions and Cooperation Agreement of even date with the Effective Date (as the same may be amended or modified in accordance with its terms, the “MTCA”) and (ii) Manager, Life Care Services LLC, an Iowa limited liability company (“New Manager”), Emeritus Corporation (a subsidiary of Brookdale), and each applicable OpCo Sub is entering into an Operations Transfer Agreement of even date with the Effective Date hereof with respect to each Facility leased or owned by such OpCo Sub as identified on Schedule B attached hereto, and each in the form attached as Exhibit F to the MTCA (each as the same may be amended or modified in accordance with its terms, an “OTA” and collectively, the “OTAs”).
G.    Prior to the Closing (as defined herein), the parties hereto and their affiliates will consummate an internal restructuring of the JV Entities to the extent required in accordance with Section 2.2 of the MTCA (the “Internal Restructuring”) pursuant to the terms and provisions of a Master Distribution and Contribution Agreement in the form attached thereto as Exhibit D (the “MDCA”). The direct and indirect ownership of the senior housing communities commonly known as Robin Run (IN) (including the garden homes at Robin Run), Freedom Village Bradenton (FL) and Foxwood Springs (MO) (collectively, the “Sale Facilities”) will be restructured prior to the Closing as part of the Internal Restructuring pursuant to the MDCA and therefore, (i) such Sale Facilities are not included as Facilities on Schedule B, (ii) the entities that own such Sale Facilities are not included as PropCo Subs on Schedule A-1 and (iii) the entities that lease such Sale Facilities are not included as OpCo Subs on Schedule A-2.
H.    NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
1.1    Agreement of Purchase and Sale. Upon the terms and subject to the conditions hereinafter set forth, at the Closing, (a) PropCo Seller shall sell and assign the PropCo Interests to PropCo Purchaser free and clear of any liens (other than Permitted JV Interest Liens (as defined herein)), and PropCo Purchaser shall purchase and acquire the PropCo Interests from PropCo Seller, and (b) OpCo Seller shall sell and assign the OpCo Interests to OpCo Purchaser free and clear of any liens (other than Permitted JV Interest Liens), and OpCo Purchaser shall purchase and acquire the OpCo Interests from OpCo Seller.

1.2    Purchase Price.
(a)    The cash purchase price for the JV Interests (the “Purchase Price”) shall be determined as set forth on Schedule 1.2, subject to the adjustments set forth in Section 3.4. Promptly following the Effective Date, Sellers and Purchasers shall cooperate in good faith to agree upon an allocation of the Purchase Price between the PropCo Interests and the OpCo Interests.
(b)    At the Closing, the Purchase Price shall be paid by Purchasers (or caused to be paid by Purchasers) by wire transfer of immediately available funds to the bank account or bank accounts designated by Sellers in writing not later than 1:00 p.m., Pacific Time, on the Closing Date (as defined herein).
1.3    Members Consent. (a) PropCo Purchaser hereby consents to and approves the sale of the PropCo Interests by PropCo Seller to PropCo Purchaser upon the terms and subject to the conditions of this Agreement to the extent such consent and approval is required under the limited liability company agreement of the PropCo and (b) OpCo Purchaser, in its capacity as a member of the OpCo, hereby consents to and approves the sale of the OpCo Interests by OpCo Seller to OpCo Purchaser upon the terms and subject to the conditions of this Agreement to the extent such consent and approval is required under the limited liability company agreement of the OpCo.
1.4    Repayment of Certain Existing Financing. As further described in Section 2.3(e) of the MTCA, HCP and its affiliates (including Purchasers) have the option to pay in full all or any of the Existing Financing (as defined in the MTCA) at Closing. In connection therewith, the parties hereto shall, and shall cause their respective affiliates, to comply with the provisions of Section 2.3(e) of the MTCA.
ARTICLE II
COVENANTS AND CLOSING CONDITIONS
2.1    Interim Covenants.
(a)    During the period beginning on the Effective Date and ending at the Closing, without limiting or expanding Sellers’ obligations under the limited liability company agreements for each JV Entity or Manager’s obligations under any Management Agreements or OTAs, Sellers shall, and shall cause Manager to, use commercially reasonable efforts to comply with all applicable laws, statutes, ordinances, regulations, rules, codes, orders, judgments, writs, injunctions, acts, decrees, decisions, rulings, awards and other requirements having the force of law. As used in this Agreement, the term “commercially reasonable efforts” shall mean efforts that would be reasonable in the real estate industry under circumstances similar to the applicable matter, including, if necessary, the expenditure of reasonable monies; provided that in no event shall the same include any obligation to institute or threaten legal proceedings.

(b)    Subject to the terms and conditions of this Agreement, at or prior to Closing, the parties hereto shall use commercially reasonable efforts and cooperate reasonably and in good faith to obtain any governmental approvals (including the Required Governmental Approvals (as defined herein)), and deliver any notices, filings or submissions, to Governmental Authorities (as defined herein) or any other third parties (including any Facility-level lenders), that are required in connection with the transactions contemplated by this Agreement, including, without limitation, providing any information requested by any such Governmental Authorities or other third parties (including Facility-level lenders) in connection therewith. “Governmental Authorities” means any federal, state or local governmental or quasi-governmental agency, authority, official, tribunal, or Medicaid managed care organization.
(c)    Prior to the Closing, the parties hereto shall, and shall cause each of their respective affiliates to, use their commercially reasonable efforts to take all actions necessary to consummate the Internal Restructuring (including, without limitation, obtaining any necessary consents and executing the MDCA).
2.2    MLR Demand Notes. In consideration of the terms of this Agreement and the transactions contemplated by the MTCA, all MLR demand notes (including any interest thereon) issued by Sellers or their affiliates (excluding the JV Entities and their subsidiaries) in favor of the JV Entities or their subsidiaries or held by or on behalf of the JV Entities or their subsidiaries shall be distributed to Sellers, without any payment therefor, at the Closing.
2.3    Release of Guarantees. Purchasers shall use commercially reasonable efforts to obtain, at or prior to the Closing (or, if not obtained at or prior to the Closing, as soon as practicable thereafter), the termination of, and full release of Sellers and their respective affiliates (excluding the JV Entities and their subsidiaries) from, all obligations of Sellers and their respective affiliates (excluding the JV Entities and their subsidiaries) under all guarantees, clawback arrangements, keepwells, letters of credit, indemnity or contribution obligations, support agreements, surety bonds and/or other contingent obligations in favor of (i) any member of the JV Entities or their subsidiaries or (ii) any other third party in connection with the business of the JV Entities or their subsidiaries (including, without limitation, lenders to the JV Entities or their subsidiaries) (collectively, as amended, the “Seller Guarantees”), in each case, to the extent practicable; provided, however, that Purchasers shall not be obligated to use commercially reasonable efforts to obtain the terminations or releases of Sellers and their respective affiliates (A) from any Seller Guarantees except to the extent identified on Schedule 2.3 or otherwise identified in writing by Sellers to Purchasers prior to or within ninety (90) days after the Closing or (B) in respect of any Entrance Fee Liabilities (as defined below) in favor of any resident of any of the Facilities or his or her heirs or estate (the “Entrance Fee Guarantees”). To the extent any Seller Guarantees (including any Entrance Fee Guarantees) are not terminated or released, from and after the Closing, Purchasers and HCP, on a joint and several basis, shall indemnify, defend and hold harmless Sellers and their affiliates (excluding the JV Entities and their subsidiaries) from and against any and all Losses (as defined herein) incurred by any of them relating to the Seller Guarantees (including any Entrance Fee Guarantees). For purposes of this Agreement, “Entrance Fee Liabilities” shall mean, from time to time with respect to any resident (or his or her heirs or estate) at any Facility, the aggregate service and financial obligations owing to such resident under such resident’s applicable entrance fee agreement, including, without limitation, the obligations to (a) refund any portion of the entrance fees paid by such resident, (b) make My Choice or PIPP refunds or repayments (however designated on such Facility’s financial statements), (c) make available free or discounted resident services, care or health benefit days, or provide continuing life care services or benefits to such resident, (d) repurchase from such resident the life estate real property interest of such resident in such resident’s unit at such Facility or (e) pay any master trust liabilities.
2.4    Termination of Management Agreements. At Closing, Purchasers and Sellers shall, or shall cause their respective affiliates (including the OpCo Subs and, with respect to Sellers, Manager) to, duly execute and deliver the Omnibus Termination Agreement in the form attached hereto as Exhibit E (the “Termination Agreement”) terminating all of the management agreements with respect to the Facilities, and the master pooling agreement, effective as of Closing, all as more particularly described therein. In connection with such termination and as further provided for in the Termination Agreement, Purchasers shall, or shall cause their respective affiliates to, pay to Manager, concurrently with the payment of the Purchase Price to Sellers, One Hundred Million Dollars ($100,000,000) as a termination fee (the “Termination Fee”) by wire transfer of immediately available funds to the bank account or bank accounts designated by Manager in writing. The Termination Fee shall be allocable to the Management Agreements being terminated pursuant to the Termination Agreement as provided for therein.
2.5    Tax Proceedings. Following the Closing, in the event that any refunds or other amounts are received by any of the JV Entities, Purchasers or their respective affiliates from tax authorities that are related to (a) the pending tax proceedings set forth on Schedule 2.5 or (b) any other audit, examination, contest, litigation or other proceeding by or against any tax authority relating to real or personal property taxes imposed with respect to the JV Entities or the Facilities for any period prior to the Closing Date (for the avoidance of doubt, not including any such proceeding relating to taxes arising from the consummation of the transactions contemplated by this Agreement or any other transaction occurring outside the ordinary course of business), Purchasers shall pay (or cause to be paid to) to Sellers, as a purchase price adjustment, fifty-one percent (51%) of such amounts received, by wire transfer or delivery of other immediately available funds, within ten (10) business days after any of the JV Entities, Purchasers or their respective affiliates receives such amounts, less reasonable out of pocket collection costs incurred by any of the JV Entities, Purchasers or their respective affiliates in connection therewith. Similarly, in the event that any additional amount of real or personal property taxes (inclusive of penalties and interest but excluding for the avoidance of doubt such proceeding relating to taxes arising from the consummation of the transactions contemplated by this Agreement or any other transaction occurring outside the ordinary course of business) is assessed against or required to be paid by any of the JV Entities, Purchasers or their respective affiliates with respect to any tax proceeding described in the preceding sentence, Sellers shall pay (or cause to be paid to) to Purchasers, as a purchase price adjustment, fifty-one percent (51%) of such amount due, by wire transfer or delivery of other immediately available funds, within ten (10) business days after the final determination by the applicable tax authority of such amount. Purchasers shall keep Sellers informed of any such tax proceedings and shall not without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such tax proceeding, or agree to any of the foregoing. Notwithstanding anything to the contrary in this Agreement, any adjustments made pursuant to this Section 2.5 shall not be duplicative of any adjustments made pursuant to Section 3.4.
2.6    Conditions Precedent.
(a)    Sellers acknowledge that, as a condition precedent to Purchasers’ obligation to close on the transactions contemplated hereby, the conditions set forth below shall have been fulfilled or waived on or before the Closing Date, any of which conditions may be waived by Purchasers in their sole and absolute discretion. Should any condition set forth in this Section 2.6(a) not be fulfilled and not be waived by Purchasers on or before the Closing Date, then, provided Purchasers did not cause the non-fulfillment of any of the conditions set forth in this Section 2.6(a), Purchasers may, at their option, and as their sole and exclusive remedy under this Agreement, terminate this Agreement (subject to Section 6.1, it being understood that Purchasers shall be entitled to exercise their remedies provided for in Section 6.1 if such termination is due to a failure of any of the conditions set forth in clauses (ii) and (iii) below) by delivering notice of such termination to Sellers at or prior to Closing, and thereafter, except as otherwise provided in this Agreement, all parties shall be relieved of all obligations hereunder (other than any such obligations which expressly survive termination of this Agreement) and shall have no further claim in connection with such termination.
(i)    No injunction, judgment, order, decree or ruling shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that prevents the consummation of the transactions contemplated by this Agreement; provided that Purchasers have not solicited or encouraged any such action, suit or proceeding.
(ii)    Sellers shall have performed, in all material respects, all of the covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.
(iii)    The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of such date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date).
(iv)    Purchasers shall have secured all approvals, permits and/or licenses (including, for the avoidance of doubt, any liquor license) from the applicable Governmental Authorities required to operate each of the Facilities and consummate the transactions contemplated by this Agreement (the “Required Governmental Approvals”), or, as may be reasonably acceptable to Purchasers, shall have received written (including e-mail) confirmation from the applicable Governmental Authorities confirming that the Closing may occur and that any applicable Required Governmental Approvals will be issued in the ordinary course upon delivery by Purchasers of documentation evidencing the consummation of the transactions contemplated by this Agreement or any similar customary assurance.
(v)    Prior to the Closing, the parties hereto shall, and shall cause each of their respective affiliates to, have consummated the Internal Restructuring.
(vi)    The consummation of the transactions contemplated by each OTA and Section 3.1 of the MTCA shall have occurred (or shall occur concurrently or substantially concurrently with the Closing).
(b)    Purchasers acknowledge that, as a condition precedent to Sellers’ obligation to close on the transactions contemplated hereby, the conditions set forth below shall have been fulfilled or waived on or before the Closing Date, any of which conditions may be waived by Sellers in their sole and absolute discretion. Should any condition set forth in this Section 2.6(b) not be fulfilled and not be waived by Sellers on or before the Closing Date, then, provided Sellers did not cause the non-fulfillment of any of the conditions set forth in this Section 2.6(b), Sellers may, at their option, and as their sole and exclusive remedy under this Agreement, terminate this Agreement (subject to Section 6.2, it being understood that Sellers shall be entitled to exercise their remedies provided for in Section 6.2 if such termination is due to a failure of any of the conditions set forth in clauses (ii) and (iii) below) by delivering notice of such termination to Purchasers at or prior to Closing, and thereafter, except as otherwise provided in this Agreement, all parties shall be relieved of all obligations hereunder (other than any such obligations which expressly survive termination of this Agreement) and shall have no further claim in connection with such termination.
(i)    No injunction, judgment, order, decree or ruling shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that prevents the consummation of the transactions contemplated by this Agreement; provided that Sellers have not solicited or encouraged any such action, suit or proceeding.
(ii)    Purchasers shall have performed, in all material respects, all of the covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.
(iii)    The representations and warranties of Purchasers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of such date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date).
(iv)    Purchasers shall have secured all Required Governmental Approvals, or, as may be reasonably acceptable to Sellers, shall have received written (including e-mail) confirmation from the applicable Governmental Authorities confirming that the Closing may occur and that any applicable Required Governmental Approvals will be issued in the ordinary course upon delivery by Purchasers of documentation evidencing the consummation of the transactions contemplated by this Agreement or any similar customary assurance.
(v)    Prior to the Closing, the parties hereto shall, and shall cause each of their respective affiliates to, have consummated the Internal Restructuring.
(vi)    The consummation of the transactions contemplated by each OTA and Section 3.1 of the MTCA shall have occurred (or shall occur concurrently or substantially concurrently with the Closing).
ARTICLE III

CLOSING
3.1    Time and Place. Subject to the terms and conditions set forth herein (including the satisfaction or waiver of the conditions to Closing set forth in Section 2.6), the closing of the purchase and sale of the JV Interests (the “Closing”) shall take place remotely via the exchange of documents and signature pages unless another method or place is agreed to in writing by Purchasers and Sellers at 10:00 a.m., Eastern Time, on a date to be specified by the parties hereto, but no later than the fifth (5th) business day after the satisfaction or waiver of all of the conditions set forth in Section 2.6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (the date on which the Closing occurs, the “Closing Date”).
3.2    Sellers’ Obligations at Closing. At or before the Closing, Sellers shall deliver to Purchasers:
(a)    a counterpart of each of (i) an assignment and assumption agreement as to the PropCo Interests (the “PropCo Assignment and Assumption Agreement”), duly executed by PropCo Seller, pursuant to which the PropCo Interests are transferred to PropCo Purchaser or its designee, and (ii) an assignment and assumption agreement as to the OpCo Interests (the “OpCo Assignment and Assumption Agreement”), duly executed by OpCo Seller pursuant to which the OpCo Interests are transferred to OpCo Purchaser or its designee, in each case, in the form attached hereto as Exhibit D;
(b)    a counterpart of a closing statement prepared by Sellers and approved by Purchasers setting forth in reasonable detail the financial transactions contemplated by this Agreement (the “Closing Statement”), duly executed by Sellers;
(c)    (i) a certificate in accordance with Sections 1445 and 1446(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), certifying that PropCo Seller is not a “foreign person” as defined in the Code and regulations promulgated thereunder, duly executed by PropCo Seller, and (ii) a certificate in accordance with Sections 1445 and 1446(f)(2) of the Code, certifying that OpCo Seller is not a “foreign person” as defined in the Code and regulations promulgated thereunder, duly executed by OpCo Seller;

(d)    a certificate duly executed by Sellers, dated as of the Closing Date, certifying that the conditions specified in Section 2.6(a)(ii) and Section 2.6(a)(iii) have been fulfilled, in a form reasonably acceptable to Purchasers and Sellers;
(e)    counterparts of the Termination Agreement; and
(f)    such additional documents reasonably requested by Purchasers (and not increasing Sellers’ obligations or liabilities in any material respect) as shall be required to consummate the transaction expressly contemplated by this Agreement.
3.3    Purchasers’ Obligations at Closing. At or before the Closing, Purchasers shall deliver or cause to be delivered to Sellers (or Manager, as applicable):
(a)    the Purchase Price;
(b)    the Termination Fee to Manager;
(c)    a counterpart of each of (i) the PropCo Assignment and Assumption Agreement, duly executed by PropCo Purchaser, and (ii) the OpCo Assignment and Assumption Agreement, duly executed by OpCo Purchaser;
(d)    a counterpart of the Closing Statement duly executed by Purchasers;
(e)    a certificate duly executed by Purchasers, dated as of the Closing Date, certifying that the conditions specified in Section 2.6(b)(ii) and Section 2.6(b)(iii) have been fulfilled, in a form reasonably acceptable to Purchasers and Sellers;
(f)    counterparts of the Termination Agreement; and
(g)    such additional documents reasonably requested by Sellers (and not increasing Purchasers’ obligations or liabilities in any material respect) as shall be required to consummate the transaction expressly contemplated by this Agreement.
3.4    Net Working Capital Adjustment to Purchase Price.
(a)    Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
“Accounting Firm” means LBMC, PC or any other independent nationally recognized accounting firm, other than the primary accounting firms providing accounting services to Brookdale or HCP.
“Accounting Guidelines” means the guidelines, principles and methodologies attached as Exhibit A hereto.

“Average Daily NOI” means, for any period, the quotient of (i) an amount equal to the net operating income (or loss) of the JV Entities during such period, calculated in accordance with the Accounting Guidelines, divided by (ii) the number of days in such period; provided that there shall be included in such net operating income (or loss) (to the extent otherwise excluded therefrom) the following, in each case, as determined in accordance with the Accounting Guidelines: management fee expenses, debt service, interest income and rent income and expense.
“Net Working Capital” means, as of any date of determination, those assets of the JV Entities that would be reflected on a consolidated balance sheet of the JV Entities minus those liabilities of the JV Entities that would be reflected on a consolidated balance sheet of the JV Entities, in each case, as determined in accordance with the Accounting Guidelines.
(b)    Preparation of Balance Sheet and Average Daily NOI.
(i)    Not less than two (2) business days prior to the Closing, Sellers shall provide Purchasers (A) an estimated consolidated balance sheet (the “Estimated Balance Sheet”) for the JV Entities as of (x) the Closing Date, if the Closing Date is the last day of a calendar month, or (y) the last day of the calendar month preceding the calendar month of the Closing Date, if the Closing Date is any other day of a calendar month (in either case, the “Balance Sheet Date”), which shall include Sellers’ good faith calculation, prepared from the books and records of the JV Entities and based on the most recently available financial information, of the estimated Net Working Capital as of 11:59 p.m., Eastern Time, on the day of the Balance Sheet Date (the “Estimated Net Working Capital”), (B) a statement reflecting Sellers’ good faith estimate of the Average Daily NOI for the three (3) calendar month period ending on the Balance Sheet Date (the “Estimated Average Daily NOI”), and (C) a calculation of the Purchase Price payable at Closing based thereon. Each of the Estimated Balance Sheet and the Estimated Average Daily NOI shall be prepared in accordance with the Accounting Guidelines.
(ii)    Within ninety (90) days after the Closing Date, Sellers shall deliver to Purchasers (A) a consolidated balance sheet (the “Closing Balance Sheet”) for the JV Entities as of 11:59 p.m., Eastern Time, on the day of the Balance Sheet Date, which shall include Sellers’ good faith calculation of Net Working Capital as of such date (the “Closing Net Working Capital”) and (B) a statement reflecting Sellers’ good faith calculation of the Average Daily NOI for the three (3) calendar month period ending on the Balance Sheet Date (the “Three-Month Average Daily NOI”). Each of the Closing Balance Sheet and the Three-Month Average Daily NOI shall be prepared in accordance with the Accounting Guidelines.
(iii)    Within thirty (30) days after receipt of the Closing Balance Sheet and the Three-Month Average Daily NOI (the “Objection Period”), Purchasers by written notice to Sellers may object to Sellers’ calculation of (A) the Closing Net Working Capital as set forth in the Closing Balance Sheet or (B) the Three-Month Average Daily NOI, setting forth in such notice a statement describing in reasonable detail Purchasers’ objection (the “Objection Notice”) and Purchasers’ proposal or proposals with respect to the calculation of Closing Net Working Capital or the Three-Month Average Daily NOI; provided that Purchasers may object to the Closing Balance Sheet or the Three-Month Average Daily NOI based only on the existence of mathematical or factual errors contained therein or on the failure of either the Closing Balance Sheet or the Three-Month Average Daily NOI to be prepared in accordance with the Accounting Guidelines. Within thirty (30) days following timely delivery of the Objection Notice, Sellers and Purchasers shall attempt, in good faith, to resolve all disputes properly contained in the Objection Notice. If Sellers and Purchasers do not obtain a final resolution within thirty (30) days after Purchasers deliver an Objection Notice, then Sellers and Purchasers shall submit such dispute to an Accounting Firm. Promptly, but not later than thirty (30) days after the dispute has been submitted to the Accounting Firm, the Accounting Firm shall determine (based solely on presentations or materials submitted by Purchasers and Sellers to the Accounting Firm, and not by independent review) (i) whether the Closing Balance Sheet or the Three-Month Average Daily NOI, as applicable, contained mathematical or factual errors or failed to be prepared in accordance with the Accounting Guidelines, and (ii) if any such error or failure exists, its calculations to correct for such error or failure. In determining any disputed item, the Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by either Purchasers or Sellers or less than the lowest value for such item claimed by either Purchasers or Sellers. For the purposes of the Accounting Firm’s calculation of the Closing Net Working Capital or the Three-Month Average Daily NOI, the amounts to be included shall be the appropriate amounts from the Closing Balance Sheet or the Three-Month Average Daily NOI, as applicable, as to items that are not in dispute, and the amounts determined by the Accounting Firm as to items that are in dispute. Purchasers and Sellers shall cooperate with the Accounting Firm in making its determination and such determination shall be conclusive and binding upon the parties hereto absent manifest error.
(iv)    If Purchasers do not deliver an Objection Notice during the Objection Period, then the calculation of the Closing Net Working Capital as set forth in the Closing Balance Sheet and the Three-Month Average Daily NOI as provided by Sellers shall be deemed to have been accepted and shall be final and binding on all parties. The term “Final Closing Balance Sheet” means (A) the Closing Balance Sheet, if Purchasers accept the Closing Balance Sheet as delivered or do not deliver an Objection Notice during the Objection Period, or (B) the Closing Balance Sheet as finally determined in accordance with the procedures set forth in Section 3.4(b)(iii) to reflect the resolution of any objections thereto, if Purchasers deliver an Objection Notice during the Objection Period. The term “Actual Net Working Capital” means the Closing Net Working Capital calculated pursuant to the Final Closing Balance Sheet. The term “Final Three-Month Average Daily NOI” means (x) the Three-Month Average Daily NOI, if Purchasers accept the Three-Month Average Daily NOI as delivered or do not deliver an Objection Notice during the Objection Period, or (y) the Three-Month Average Daily NOI as finally determined in accordance with the procedures set forth in Section 3.4(b)(iii) to reflect the resolution of any objections thereto, if Purchasers deliver an Objection Notice during the Objection Period. The term “Actual Average Daily NOI” means the Three-Month Average Daily NOI calculated pursuant to the Final Three-Month Average Daily NOI.

(v)    In the event the parties hereto submit any unresolved objections to the Accounting Firm for resolution as provided in Section 3.4(b)(iii) above, Sellers, on the one hand, and Purchasers, on the other, shall share responsibility for the fees and expenses of the Accounting Firm equally.
(vi)    Sellers will make the work papers and back-up materials used in preparing the Estimated Balance Sheet, the Estimated Average Daily NOI, the Closing Balance Sheet and the Three-Month Average Daily NOI available to Purchasers’ accountant and other representatives at reasonable times and upon reasonable notice at any time during (A) the review by Purchasers of the Estimated Balance Sheet, the Estimated Average Daily NOI, the Closing Balance Sheet and the Three-Month Average Daily NOI, as applicable, and (B) the resolution by Purchasers and Sellers of any objections thereto.
(c)    Purchase Price Adjustment Based on Net Working Capital and Average Daily NOI at Closing. The Purchase Price payable at the Closing shall be increased by an amount equal to fifty-one percent (51%) of the sum of (i) the Estimated Net Working Capital plus (ii) an amount equal to the product of (A) the Estimated Average Daily NOI, multiplied by (B) the number of days following the Balance Sheet Date, up to but not including the Closing Date plus (iii) during the period from the Balance Sheet Date to the Closing Date (A) the proceeds from all entrance fee sales (including both the refundable and nonrefundable portions thereof and any promissory note received in connection therewith), minus (B) the amount of any entrance fee refunds that are due to be paid from the cash proceeds of any entrance fee units sold and where the refundable portion of such entrance fee for any such sold unit has not been actually refunded to the former resident of such unit, provided that all conditions precedent for such refund to such former resident have been met with the sole exception being the passage of time, and such period is less than 120 days (the sum of (i) plus (ii) plus (iii) is referred to herein as the “Estimated Adjustment Amount”); provided, however, if the Estimated Adjustment Amount is a negative number, then the Purchase Price payable at the Closing shall be decreased by an amount equal to fifty-one percent (51%) of the Estimated Adjustment Amount.
(d)    Post-Closing Purchase Price Adjustment Based on Net Working Capital and Average Daily NOI. Following determination of the Actual Net Working Capital and the Actual Average Daily NOI, the Purchase Price shall be adjusted as follows:
(i)    If the Actual Net Working Capital exceeds the Estimated Net Working Capital, the Purchase Price shall be increased by fifty-one percent (51%) of the amount by which the Actual Net Working Capital exceeds the Estimated Net Working Capital.
(ii)    If the Estimated Net Working Capital exceeds the Actual Net Working Capital, the Purchase Price shall be decreased by fifty-one percent (51%) of the amount by which the Estimated Net Working Capital exceeds the Actual Net Working Capital.

(iii)    If the Actual Average Daily NOI exceeds the Estimated Average Daily NOI, the Purchase Price shall be increased by fifty-one percent (51%) of an amount equal to the product of (A) the amount by which the Actual Average Daily NOI exceeds the Estimated Average Daily NOI, multiplied by (B) the number of days following the Balance Sheet Date up to but not including the Closing Date.
(iv)    If the Estimated Average Daily NOI exceeds the Actual Average Daily NOI, the Purchase Price shall be decreased by fifty-one percent (51%) of an amount equal to the product of (A) the amount by which the Estimated Average Daily NOI exceeds the Actual Average Daily NOI, multiplied by (B) the number of days following the Balance Sheet Date up to but not including the Closing Date.
To the extent the Purchase Price is increased pursuant to this Section 3.4(d), Purchasers shall pay to Sellers such amount by wire transfer or delivery of other immediately available funds, within three (3) business days after the later of (i) final determination of such increase and (ii) the date Sellers provide notice to Purchasers of wire transfer instructions. To the extent the Purchase Price is decreased pursuant to this Section 3.4(d), Sellers shall pay to Purchasers such amount by wire transfer or delivery of other immediately available funds, within three (3) business days after the later of (i) final determination of such decrease and (ii) the date Purchasers provide notice to Sellers of wire transfer instructions. The provisions of this Section 3.4 shall survive Closing.
3.5    Closing Costs; Costs of Tail Policies.
(a)    In connection with the transactions contemplated by this Agreement, all closing costs, including any Transfer Taxes (as defined in the MTCA), shall be [***].
(b)    Each party hereto shall be responsible for its own costs and expenses in connection with the negotiation and documentation of this Agreement and the consummation of the transactions contemplated herein.
(c)    Notwithstanding anything to the contrary herein, the costs of any premiums for the tail insurance policy or endorsement covering general liability and professional liability at each Facility for applicable statute of limitations period as required to be obtained under each OTA, shall borne by fifty-one percent (51%) by Sellers and forty-nine percent (49%) by Purchasers.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
4.1    Representations and Warranties of Sellers. Sellers hereby make the following representations and warranties to Purchasers:
(a)    Organization and Authority of Sellers. Each Seller is duly organized, validly existing and in good standing as a limited liability company under the laws of Delaware.

Each Seller has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated on its behalf the transactions contemplated herein. The person signing this Agreement on behalf of each Seller is authorized to do so. This Agreement has been, and all of the documents to be delivered by the applicable Seller at the Closing will be, duly authorized and properly executed by each Seller and constitute, or will constitute, as appropriate, the valid and binding obligation of the applicable Seller, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)    No Violations. Assuming the making of all filings or notices and receipt of all consents referenced in clauses (i) through (iii) of Section 4.1(c), neither the execution and delivery by each Seller of this Agreement and the other closing documents to be executed and delivered by such Seller nor the performance by such Seller of its duties and obligations under this Agreement and such closing documents will cause or result in a violation of (i) any contract, agreement or other instrument to which such Seller, any JV Entity or any JV Sub is a party or by which any of their respective assets are bound, (ii) any law, judicial order or judgment of any nature by which such Seller, any JV Entity or any JV Sub is bound, or (iii) the organizational documents of such Seller, any JV Entity or any JV Sub, except, in the case of clause (i) or (ii) above, to the extent any of the foregoing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that the foregoing representation shall be limited to Sellers’ Knowledge with respect to contracts, agreements or other instruments to which any of the JV Entities or the JV Subs is a party to or any of their respective assets are bound and any laws, judicial orders or judgments by which any of the JV Entities or the JV Subs is bound. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on (x) the business, financial condition or results of operations of the JV Entities as a whole or (y) Sellers’ ability to consummate the transactions contemplated hereby; provided that each of the foregoing terms shall exclude any adverse effect resulting from, arising out of or relating to: (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates; (B) political conditions generally of the United States; (C) any occurrence or condition generally affecting the senior housing industry in the United States; (D) any natural disasters, catastrophic events, casualty events, condemnation, hostility, sabotage, military action or civil disturbance, acts of war (whether or not declared), armed conflict or similar calamity or terrorism or any escalation or worsening of any of the same; (E) any change or proposed change in generally accepted accounting principles or applicable law or the enforcement, interpretation or implementation thereof; (F) the negotiation, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or pendency of this Agreement or such transactions, including the loss of any employees, tenants or other business relationships following the announcement of this Agreement or the transactions contemplated hereby or any action, protest or dispute arising therefrom or relating thereto; (G) any occurrence or condition arising out of the identity of or facts relating to Purchasers; (H) actions permitted to be taken or not taken pursuant to this Agreement or taken with Purchasers’ written consent or not taken because Purchasers did not give their consent; (I) the effect of any action taken by Purchasers or their respective affiliates with respect to the transactions contemplated by this Agreement (including any communication or disclosure regarding Purchasers’ plans or intentions with respect to the conduct of the business of any of JV Entities or JV Subs); (J) any failure of Sellers to achieve any financial projections or forecasts; (K) any adverse effect that is caused by Purchasers or their respective affiliates prior to the Closing; or (L) any labor strike, work stoppage, picketing, lockout or any other labor dispute.
(c)    Consents; Governmental Approvals. Except for consents, filings or notices which are (i) set forth on Schedule 4.1(c), (ii) Required Governmental Approvals or (iii) required as a result of facts or circumstances relating to the identity of Purchasers or their affiliates, and subject to Section 9.18, no consent from, filing with, or notice to, any federal, state or local court or federal, state or local government bureau, department, commission or agency, or any other person or entity whether or not governmental in character, is required to permit either Seller to execute, deliver and perform its obligations under this Agreement except to the extent that the failure to obtain any such consent, make such filing or make such notification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that the foregoing representation shall be limited to Sellers’ Knowledge with respect to consents, filings or notices arising from the businesses of JV Entities or the JV Subs.
(d)    OFAC. Neither Seller nor, to Sellers’ Knowledge, any person or entity owning a (direct or indirect) interest in either Seller (i) is currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), or (ii) is a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, or (iii) is an Embargoed Person (as defined herein); provided that the foregoing representations shall not apply with respect to any person or entity owning a (direct or indirect) interest in Brookdale. To Sellers’ Knowledge, none of the funds or other assets of either Seller constitute property of, or are owned directly or indirectly by, any Embargoed Person; provided that the foregoing representation shall not apply with respect to any person or entity owning a (direct or indirect) interest in Brookdale. To Sellers’ Knowledge, no Embargoed Person has any (direct or indirect) interest of any nature whatsoever in either Seller; provided that the foregoing representation shall not apply with respect to any person or entity owning a (direct or indirect) interest in Brookdale. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.
(e)    No Foreign Person. Neither Seller is a “foreign person” as defined in Section 1445 of the Code.
(f)    Ownership. Sellers own all of the JV Interests, free and clear of all liens, other than liens arising as a result of this Agreement or under the organizational documents of the JV Entities, and restrictions on transfers imposed by applicable securities laws (collectively, the “Permitted JV Interest Liens”). At the Closing, Sellers shall transfer the JV Interests to Purchasers or their respective designees free and clear of all liens, other than Permitted JV Interest Liens.
The provisions of this Section 4.1 shall survive the Closing for a period of twelve (12) months, except the provisions of Sections 4.1(a) and 4.1(f) (collectively, the “Fundamental Seller Representations”), which shall survive the Closing for the applicable statute of limitations periods.
4.2    Sellers’ Knowledge Defined. For purposes of this Agreement, “Sellers’ Knowledge” means the actual (not constructive or imputed) knowledge of [***]. For the avoidance of doubt, it is expressly understood and agreed that none of such persons will have any personal liability under this Agreement on account of the representations and warranties set forth herein or otherwise.
4.3    Sellers’ Indemnification. If the Closing occurs, Sellers and Brookdale (jointly and severally) hereby agree to indemnify, defend and hold harmless the Purchasers’ Indemnified Parties from and against any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees, but not including any special, punitive, treble or similar damages or any damages that are not reasonably foreseeable as of the date hereof from a breach by Sellers of any of their covenants or representations or warranties set forth herein) (collectively, “Losses”) which they incur by reason of, or in connection with, any breach by Sellers of any of their covenants or representations or warranties set forth herein. None of Purchasers, its affiliates and their respective officers, directors, shareholders, partners, members and employees (the “Purchasers’ Indemnified Parties”) may pursue Sellers for indemnification as a result of any breach of a covenant that, to Purchasers’ Knowledge (as defined herein), occurred prior to Closing. The provisions of this Section 4.3 shall survive the Closing for a period of [***], except with respect to (x) any indemnification for claims of which Purchasers shall have given written notice to Sellers prior to the expiration of such [***] period and (y) any indemnification in connection with the Fundamental Seller Representations (which shall survive the Closing for the applicable statute of limitations periods). No claims may be asserted by any Purchasers’ Indemnified Party against Sellers for any breach of any covenants or representations or warranties set forth herein unless and until the Losses under all of such claims exceed [***] in the aggregate (such limitation, the “Sellers Basket”), in which case the Purchasers’ Indemnified Parties shall be entitled to recover Losses only in excess of such amount, and Sellers’ liability for such claims shall not exceed [***] in the aggregate (such limitation, the “Sellers Cap”), except that neither the Sellers Basket nor the Sellers Cap shall apply (1) to any amounts owing by Sellers to Purchasers pursuant to Section 2.3, Section 2.5, Section 3.4(d) or Section 3.5 or (2) to Losses from the breach by Sellers of the Fundamental Seller Representations and such Losses shall be excluded from the aggregate Losses in applying the Sellers Cap to such aggregate Losses. [***].
4.4    Representations and Warranties of Purchasers. Purchasers hereby make the following representations and warranties to Sellers:
(a)    Organization and Authority. Each Purchaser is duly incorporated or organized, as applicable, validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of Delaware. Each Purchaser has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated on its behalf the transactions contemplated herein. The person signing this Agreement on behalf of each Purchaser is authorized to do so. This Agreement has been, and all of the documents to be delivered at the Closing will be, duly authorized and properly executed by each Purchaser and constitute, or will constitute, as appropriate, the valid and binding obligation of each Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(b)    No Violations. Assuming the making of all filings or notices and receipt of all consents referenced in clauses (i) through (iii) of Section 4.4(c), neither the execution and delivery by each Purchaser of this Agreement and the other closing documents to be executed and delivered by each Purchaser nor the performance by each Purchaser of its duties and obligations under this Agreement and such closing documents will cause or result in a violation of (i) any contract, agreement or other instrument to which such Purchaser is a party or by which any of its respective assets are bound, (ii) any law, judicial order or judgment of any nature by which such Purchaser is bound, or (iii) the organizational documents of such Purchaser, except, in the case of clause (i) or (ii) above, to the extent any of the foregoing, individually or in the aggregate, would not materially and adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
(c)    Consents; Governmental Approvals. Except for consents, filings or notices which are (i) set forth on Schedule 4.1(c), (ii) Required Governmental Approvals or (iii) required as a result of facts or circumstances relating to the identity of either Seller or its affiliates, and subject to Section 9.18, no consent from, filing with, or notice to, any federal, state or local court or federal, state or local government bureau, department, commission or agency, or any other person or entity whether or not governmental in character, is required to permit either Purchaser to execute, deliver and perform its obligations under this Agreement.
(d)    Financial Ability. Purchasers have, and will have at the Closing, cash on hand or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Purchase Price at Closing and (b) paying all related fees and expenses required to be paid by Purchasers pursuant to this Agreement. Neither Purchaser has incurred any obligation, commitment, restriction or liability of any kind, or is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to materially impair or adversely affect such resources.
(e)    OFAC. Each Purchaser and, to Purchasers’ Knowledge, each person or entity owning a (direct or indirect) interest in either Purchaser (i) is not currently identified on the List, and (ii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) is not an Embargoed Person; provided that the foregoing representations shall not apply with respect to any person or entity owning a (direct or indirect) interest in HCP. To Purchasers’ Knowledge, none of the funds or other assets of Purchasers constitute property of, or are owned directly or indirectly by, any Embargoed Person; provided that the foregoing representation shall not apply with respect to any person or entity owning a (direct or indirect) interest in HCP. To Purchasers’ Knowledge, no Embargoed Person has any (direct or indirect) interest of any nature whatsoever in Purchasers; provided that the foregoing representation shall not apply with respect to any person or entity owning a (direct or indirect) interest in HCP.
The provisions of this Section 4.4 shall survive the Closing for a period of twelve (12) months, except the provisions of Section 4.4(a) (collectively, the “Fundamental Purchasers Representations”), which shall survive the Closing for the applicable statute of limitations periods.
4.5    Purchasers’ Knowledge Defined. For purposes of this Agreement, “Purchasers’ Knowledge” means the actual (not constructive or imputed) knowledge of [***]. For the avoidance of doubt, it is expressly understood and agreed that none of such persons will have any personal liability under this Agreement on account of the representations and warranties set forth herein or otherwise.
4.6    Purchasers’ Indemnification. If the Closing occurs, Purchasers and HCP (jointly and severally) hereby agree to indemnify, defend and hold harmless Sellers, their affiliates, and the respective officers, directors, shareholders, partners, members and employees of the foregoing (collectively, “Seller Indemnified Parties”) from and against any and all Losses which they incur by reason of, or in connection with, any breach by Purchasers of any of their covenants or representations or warranties set forth herein. No Seller Indemnified Party may pursue Purchasers for indemnification as a result of any breach of a covenant that, to Sellers’ Knowledge, occurred prior to Closing. The provisions of this Section 4.6 shall survive the Closing for a period of [***], except with respect to (x) any indemnification for claims of which Sellers shall have given written notice to Purchasers prior to the expiration of such [***] period and (y) any indemnification in connection with the Fundamental Purchasers Representations (which shall survive the Closing for the applicable statute of limitations periods). No claims may be asserted by any Seller Indemnified Party against Purchasers for any breach of any covenants or representations or warranties set forth herein unless and until the Losses under all of such claims exceed [***] in the aggregate, in which case the Seller Indemnified Parties shall be entitled to recover Losses only in excess of such amount, and Purchasers’ liability for such claims shall not exceed [***] in the aggregate, except that the foregoing shall not apply (1) to any amounts owing by Purchasers to Sellers pursuant to Section 2.3, Section 2.5, Section 3.4(d) or Section 3.5 or (2) to Losses from the breach by Purchasers of the Fundamental Purchasers Representations and such Losses shall be excluded from the aggregate Losses in applying the foregoing cap to such aggregate Losses. [***].
ARTICLE V

TERMINATION; WAIVER
5.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of Purchasers and Sellers;
(b)    by Purchasers, on the one hand, or Sellers, on the other, if the Closing shall not have occurred on or prior to December 31, 2020 (the “Termination Date”); provided that neither Purchasers, on the one hand, nor Sellers, on the other, will be entitled to terminate this Agreement pursuant to this Section 5.1(b) if the failure to consummate the transactions contemplated hereby is the result of a breach by such party of any of their respective representations, warranties, covenants or agreements under this Agreement;
(c)    by Purchasers, on the one hand, or Sellers, on the other, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable; provided that the parties seeking to terminate this Agreement pursuant to this paragraph (c) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;
(d)    by Purchasers in the event of a breach by Sellers of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 2.6(a)(ii) or 2.6(a)(iii) hereof and (ii) cannot be or has not been cured within twenty (20) business days after the giving of written notice thereof by Purchasers to Sellers but in no event later than the Termination Date; or
(e)    by Sellers in the event of a breach by Purchasers of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 2.6(b)(ii) or 2.6(b)(iii) hereof and (ii) cannot be or has not been cured within twenty (20) business days after the giving of written notice thereof by Sellers to Purchasers but in no event later than the Termination Date.
5.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1 (a “Termination Event”), this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Purchasers or Sellers or, to the extent applicable, their respective officers, directors, fiduciaries, equity holders or affiliates, except for the provisions of this Section 5.2, Article VI and Article IX, each of which shall survive termination of this Agreement.
ARTICLE VI

DEFAULT
6.1    Sellers’ Default. If the transactions contemplated herein fail to close by reason of Sellers’ breach of their obligations under this Agreement, and unless Purchasers have elected (in their sole and absolute discretion and in writing) to waive such breach and close “as is,” then Purchasers shall, as their sole and exclusive remedy, either (a) terminate this Agreement by written notice to Sellers and this Agreement shall be void and without recourse to the parties hereto except with respect to provisions hereof which specifically survive termination or (b) seek specific performance of Sellers’ obligations under this Agreement.
6.2    Purchasers’ Default. If the transactions contemplated herein fail to close by reason of Purchasers’ breach of their obligations under this Agreement, and unless Sellers have elected (in their sole and absolute discretion and in writing) to waive such breach and close “as is,” then Sellers shall, as their sole and exclusive remedy, either (a) terminate this Agreement by written notice to Purchasers and this Agreement shall be void and without recourse to the parties hereto except with respect to provisions hereof which specifically survive termination or (b) seek specific performance of Purchasers’ obligations under this Agreement.
ARTICLE VII

COMMISSIONS
Each party hereto agrees that, should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of such party or its representatives, such party will indemnify, defend and hold harmless the other party from and against any and all Losses in connection therewith. The provisions of this Article VII shall survive the Closing.
ARTICLE VIII

DISCLAIMERS AND WAIVERS
8.1    No Reliance on Documents. Except as expressly stated herein or in the MTCA, the OTAs or in any document delivered at the Closing, (a) Sellers make no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or made available by Sellers or their representatives to Purchasers or their representatives in connection with the transaction contemplated hereby, (b) each Purchaser acknowledges and agrees that (i) it has made its own inquiry and due diligence investigation into the JV Entities and the JV Interests, and based thereon, has formed an independent judgment concerning the JV Entities, the JV Interests and the transactions contemplated by this Agreement, the MTCA and the OTAs, (ii) it has been furnished with, or given adequate access to, such information about the JV Entities, the JV Interests and the transactions contemplated by this Agreement, the MTCA and the OTAs, as it has requested and (iii) it has not relied on any materials, data or information delivered or made available by Sellers or their representatives to Purchasers or their representatives in connection with the transactions contemplated hereby and Purchasers will not have any right or remedy arising out of such materials, data or information and (c) without limiting the generality of the foregoing, Purchasers agree that (i) Purchasers will rely solely on their own inspections and investigations of the Facilities and any reports commissioned by Purchasers and on the representations and warranties expressly set forth herein, and (ii) neither Sellers, nor any of their affiliates, nor any person or entity which prepared any report delivered or made available to Purchasers or their representatives shall have any liability to Purchasers for any inaccuracy in or omission from any such report or in any verbal communication.

8.2    Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MTCA, THE OTAS OR ANY DOCUMENT DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLERS ARE NOT MAKING, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE JV ENTITIES, THE JV SUBS, ANY INTERESTS IN ANY OF THE FOREGOING, OR ANY OF THE FACILITIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE FACILITIES WITH LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS TO PURCHASERS OR THEIR REPRESENTATIVES, OR ANY OTHER MATTER OR THING RELATING TO THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASERS ACKNOWLEDGE AND AGREE THAT, AT THE CLOSING, SELLERS SHALL ASSIGN AND SELL TO PURCHASERS, AND PURCHASERS SHALL ACCEPT AND PURCHASE FROM SELLERS, THE JV INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE MTCA, THE OTAS OR IN ANY DOCUMENT DELIVERED BY SELLERS AT CLOSING. PURCHASERS HAVE NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLERS NOR THEIR REPRESENTATIVES ARE LIABLE FOR OR BOUND BY, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING OR RELATING TO ANY OF THE JV ENTITIES, JV SUBS, FACILITIES OR INTERESTS OF ANY OF THE FOREGOING (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE FACILITIES) PREPARED OR FURNISHED BY OR ON BEHALF OF SELLERS TO WHOMEVER, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE MTCA, THE OTAS OR IN ANY DOCUMENT DELIVERED AT CLOSING. PURCHASERS REPRESENT TO SELLERS THAT PURCHASERS HAVE CONDUCTED SUCH INVESTIGATIONS OF THE FACILITIES (INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF) AS PURCHASERS DEEM NECESSARY TO SATISFY THEMSELVES AS TO THE CONDITION OF THE FACILITIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE FACILITIES, AND, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN, WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR REPRESENTATIVES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLERS AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MTCA, THE OTAS OR ANY DOCUMENT DELIVERED AT CLOSING. UPON CLOSING, WITHOUT LIMITING ANY REPRESENTATION OR WARRANTY OF SELLERS SPECIFICALLY SET FORTH IN THIS

AGREEMENT, THE MTCA, THE OTAS OR ANY DOCUMENT DELIVERED AT CLOSING, PURCHASERS SHALL ASSUME THE RISK (SOLELY IN THEIR CAPACITY AS PURCHASERS HEREUNDER) THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASERS’ INVESTIGATIONS, AND PURCHASERS, UPON CLOSING, SHALL BE DEEMED (SOLELY IN THEIR CAPACITY AS PURCHASERS HEREUNDER) TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS AND THEIR RESPECTIVE AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASERS MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE JV ENTITIES, JV SUBS, FACILITIES AND INTERESTS IN ALL OF THE FOREGOING. AS PART OF THE PROVISIONS OF THIS SECTION 8.2, BUT NOT AS A LIMITATION THEREON, EACH PURCHASER AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND EACH PURCHASER (SOLELY IN ITS CAPACITY AS A PURCHASER HEREUNDER) HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS.
8.3    Effect and Survival of Disclaimers. Sellers and Purchasers acknowledge that the Purchase Price has been decreased to take into account that the JV Interests are being sold subject to the provisions of this Article VIII. Sellers and Purchasers agree that the provisions of this Article VIII shall survive Closing.
ARTICLE IX

MISCELLANEOUS
9.1    Discharge of Obligations. The delivery and acceptance of the PropCo Assignment and Assumption Agreement and the OpCo Assignment and Assumption Agreement shall be deemed to constitute full performance and discharge of every agreement and obligation on the part of Sellers to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
9.2    Assignment. Neither party hereto may assign its rights under this Agreement without first obtaining the other party’s consent to such assignment, except that any Purchaser may assign its rights hereunder to HCP or any of its affiliates if such assignment does not prevent or materially delay the consummation by Purchasers of the transactions contemplated by this

Agreement; provided that no such assignment by Purchasers shall relieve Purchasers of any liability hereunder, whether arising before or after the date of such assignment.
9.3    Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) a nationally recognized overnight courier service, fees prepaid, (c) e‑mail, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below (if applicable), or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given at the time of receipt. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Sellers:	c/o Brookdale Senior Living 111 Westwood Place, Suite 400 Brentwood, Tennessee 37027 Attention: General Counsel Facsimile No.: (615) 564-8204 E-mail: cwhite@brookdale.com with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Upper Wacker Drive #2700
Chicago, Illinois 60606
Attention: Nancy M. Olson
Thomas W. Greenberg
Facsimile No.: (312) 407-8584
(917) 777-7886
E-mail: nancy.olson@skadden.com
thomas.greenberg@skadden.com

If to Purchasers:	c/o HCP, Inc. 1920 Main Street, Suite 1200 Irvine, California 92614 Attention: Scott Brinker Facsimile No.: N/A E-mail: sbrinker@hcpi.com

with a copy to:	Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 Attention: David Meckler Facsimile No.: (714) 755-8290 E-mail: David.Meckler@lw.com
9.4    Modifications. This Agreement cannot be changed orally, and no amendment to this Agreement shall be effective unless it is signed by Sellers and Purchasers.

9.5    Calculation of Time Periods; Business Days. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run until the end of the next day which is a business day. The final day of any such period shall be deemed to end at 5:00 p.m., Pacific Time. As used in this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in the States of California or New York. Time is of the essence of each and every provision of this Agreement.
9.6    Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.
9.7    Entire Agreement. This Agreement, including the Schedules and Exhibits and all documents delivered at Closing pursuant hereto, the MTCA, the OTAs and the Confidentiality Agreement, dated as of September 3, 2019, by and between Brookdale and HCP contain the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties hereto pertaining to such subject matter. Notwithstanding anything to the contrary contained in this Agreement, in the event of a conflict between the terms of this Agreement and the terms of the MTCA, the terms of the MTCA shall govern and control.
9.8    Further Assurances. Each party hereto agrees that it will, without further consideration, execute and deliver such other documents and take such other action subsequent to Closing as may be reasonably requested by any other party hereto to consummate more effectively the purposes or subject matter of this Agreement. The provisions of this Section 9.8 shall survive Closing.
9.9    Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. Signatures to this Agreement, any amendment hereof, and any notice given hereunder, executed and transmitted by facsimile (or by copies of physically signed documents exchanged via e-mail attachments in PDF or an equivalent format) shall be valid and effective to bind the party so signing.
9.10    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
9.11    Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE

OF DELAWARE AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF DELAWARE. SELLERS AND PURCHASERS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT, AT THE OPTION OF EITHER PARTY, CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE. PURCHASERS AND SELLERS AGREE THAT THE PROVISIONS OF THIS SECTION 9.11 SHALL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
9.12    No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Sellers and Purchasers only and are not for the benefit of any third party (including, without limitation, any broker), and, accordingly, no third party shall have the right to enforce the provisions of this Agreement (other than Seller Indemnified Parties or Purchasers’ Indemnified Parties, to the extent provided herein) or of the documents to be executed and delivered at Closing (except as otherwise expressly provided therein). The provisions of this Section 9.12 shall survive the Closing.
9.13    Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
9.14    Construction. The parties hereto acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or schedules hereto.
9.15    No Implied Waivers. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder, and no course of dealing between or among the parties hereto, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
9.16    Public Announcements. Section 5.8 of the MTCA shall apply to this Agreement, mutatis mutandis.
9.17    Joint and Several Liability of Sellers and Purchasers. The covenants, obligations (including indemnification obligations) and representations and warranties of Sellers under this Agreement and any document delivered by Sellers in connection therewith shall be joint and several and the covenants, obligations (including indemnification obligations) and representations and warranties of Purchasers under this Agreement and any document delivered by Purchasers in connection therewith shall be joint and several.

9.18    Hart-Scott-Rodino. Sellers and Purchasers have each independently determined that the execution of this Agreement and the consummation of the transactions contemplated under this Agreement are exempt from the filing and waiting period requirements of Section 7A of the Clayton Act, as added by Section 201 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. Section 18a, and the rules and regulations promulgated thereunder (“HSR Act”). In making such determination, neither Sellers nor Purchasers did or will rely upon any written or oral statement, representation or warranty made by or on behalf of another party, whether or not contained in this Agreement, as to the applicability of the HSR Act to the transactions contemplated under this Agreement.
9.19    Effective Time. This Agreement shall be effective as of 12:00:01 a.m., Eastern Time, on October 1, 2019.
9.20    1031 Exchange. The parties hereby agree that PropCo Purchaser, HCP or its affiliates may consummate the acquisition of the PropCo JV Interest (or any portion thereof) as part of a so-called like-kind exchange (an “Exchange”) pursuant to Section 1031 of the Code; provided, however, that: (i) neither the Closing nor any other date contemplated by this Agreement shall be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to Purchasers' obligations under this Agreement; (ii) Sellers shall not be required to take an assignment of any agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange; (iii) Purchasers shall pay all out-of-pocket costs that would not otherwise have been incurred by Sellers had PropCo Purchaser not consummated the transaction through an Exchange; (iv) Sellers shall not incur any additional liabilities on account of the Exchange; (v) Sellers' rights pursuant to this Agreement shall not be reduced, and Sellers' liabilities and obligations pursuant to this Agreement shall not be increased, by reason of this Section 9.20; (vi) any representations, covenants, indemnities, agreements, and obligations of Purchasers pursuant to this Agreement shall not be diminished or otherwise effected, and any rights of Sellers pursuant to this Agreement shall not be impaired, due to such Exchange; and (vii) Sellers make no representation or warranty to Purchasers concerning the tax treatment of such exchange and shall have no liability for any failure of such exchange to qualify under Section 1031 of the Code. Subject to the provisions of this Section 9.20, Sellers and their affiliates shall cooperate with PropCo Purchaser, HCP and its affiliates in effecting an Exchange with respect to the PropCo JV Interest (or any portion thereof).
9.21    Books and Records. On the Closing Date (or as soon as reasonably practicable thereafter), Sellers shall furnish to Purchasers all books and records in Sellers’ or their affiliates’ possession or reasonable control which relate to the JV Interests, the JV Entities, the JV Subs and the Facilities (but expressly excluding documents and other materials which constitute only Sellers’ or its affiliates’ (other than the JV Subs and the JV Entities) internal financial analyses, appraisals, income tax returns, Seller’s corporate or other entity governance records, and any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for any Seller or its affiliates in connection with the transactions described in this Agreement).
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLERS:
BKD CCRC PROPCO HOLDCO MEMBER, LLC, a Delaware limited liability company By: /s/ H. Todd Kaestner Name: H. Todd Kaestner Title: Executive Vice President

BKD CCRC OPCO HOLDCO MEMBER, LLC, a Delaware limited liability company By: /s/ H. Todd Kaestner Name: H. Todd Kaestner Title: Executive Vice President

[Signatures continue on following page]

Signature Page to Equity Interest Purchase Agreement

PURCHASERS:
HCP S-2014 Member LLC, a Delaware limited liability company By: /s/ Adam G. Mabry Name: Adam G. Mabry Title: Senior Vice President
S-H 2014 OPCO TRS, INC., a Delaware corporation By: /s/ Adam G. Mabry Name: Adam G. Mabry Title: Senior Vice President

HCP:

Solely for purposes of Section 2.3 and Section 4.6,
HCP, INC.,
a Maryland corporation

By: /s/ Adam G. Mabry
Name: Adam G. Mabry
Title: Senior Vice President - Investments

BROOKDALE:

Solely for purposes of Section 4.3
BROOKDALE SENIOR LIVING INC.,
a Delaware corporation

By: /s/ H. Todd Kaestner
Name: H. Todd Kaestner
     Title: Executive Vice President

Signature Page to Equity Interest Purchase Agreement

Schedule A-1

List of PropCo Subs

[omitted for SEC filing purposes]

Schedule A-2

List of OpCo Subs

[omitted for SEC filing purposes]

Schedule B

List of Facilities and Corresponding PropCo Subs and OpCo Subs

Facility Name	Facility Address	PropCo Sub / Fee Owner	OpCo Sub / Lessee or Owner

[omitted for SEC filing purposes]

SCHEDULE B

Schedule 1.2

Purchase Price

Enterprise Valuation of Portfolio after giving effect to the Internal Restructuring	$1,000,000,000
Portfolio Debt as of the Closing	($547,650,450)	Estimate as of September 30, 2019 - to be updated at Closing
Equity Valuation	$452,349,550	Estimate as of September 30, 2019 - to be updated at Closing
Percentage Interest Purchased	51%
Purchase Price	$230,698,270.65	Estimate as of September 30, 2019 - to be updated at Closing

For purposes of this Schedule 1.2, “Portfolio Debt” shall mean any obligations under any indebtedness for borrowed money (including all principal and interest thereon) owed by the JV Entities and their subsidiaries, excluding (i) any indebtedness between or among the JV Entities and their subsidiaries, and (ii) any Entrance Fee Liabilities.
For the avoidance of doubt, the Portfolio Debt shall be calculated after giving effect to the Internal Restructuring.

SCHEDULE 1.2

Schedule 2.3
Identified Seller Guarantees to be Released
[omitted for SEC filing purposes]

SCHEDULE 2.3

Schedule 2.5
Tax Proceedings
[omitted for SEC filing purposes]

SCHEDULE 2.5

Schedule 4.1(c)

Consents; Notices; Governmental Approvals

[omitted for SEC filing purposes]

SCHEDULE 4.1(c)

Exhibit A

Accounting Guidelines

[omitted for SEC filing purposes]

A-1

Exhibit B

Statement of Net Working Capital

[omitted for SEC filing purposes]

Exhibit C

Statement of Average Daily NOI

[omitted for SEC filing purposes]

US-DOCS\110660661.9

Exhibit D

Form of Assignment and Assumption Agreement

[omitted for SEC filing purposes]

Exhibit E

Form of Termination Agreement

[omitted for SEC filing purposes]

5